CONTRACT NO. 2008000121
AGREEMENT BETWEEN CHARLOTTE COUNTY
and
NORTH AMERICAN NATURAL RESOURCES – SOUTHEAST
for LANDFILL GAS PURCHASE
(Zemel Road Landfill)

This LANDFILL GAS PURCHASE AGREEMENT (the "Agreement") is made this 22nd day of July 2008 by and between Charlotte County, a political subdivision of the State of Florida, whose address is 18500 Murdock Circle, Suite #2, Port Charlotte, Florida 33948 (the "County") and North American Natural Resources-Southeast, L.L.C., a Michigan limited liability company, whose address is 4121 Okemos Road, Suite 17, Okemos, Michigan, 48864 ("North American") (collectively "parties").

RECITALS

A. Charlotte County owns and operates the Zemel Road Landfill ("Landfill") located at 29751 Zemel Road, Charlotte County, Florida; and

B. North American is in the business of constructing, owning, and operating Landfill Gas to renewable energy facilities; and

C. Charlotte County has all the rights to the Landfill Gas, consisting primarily of methane and carbon dioxide ("Landfill Gas"), produced from decomposing refuse within the Landfill; and

D. Charlotte County desires to control, collect, deliver, and sell all Landfill Gas produced from the Landfill to North American, and North American desires to buy all Landfill Gas collected and delivered from the Landfill; and

E. Charlotte County plans to construct, own, operate and maintain a Landfill Gas Control and Collection System ("Collection System") at the Landfill to control and collect Landfill Gas; and

F. Charlotte County and North American are entering into a Site Lease Agreement of even date herewith (attached as Exhibit A) to provide North American with the right to occupy certain land at the Landfill ("Leased Premises"), to construct a building on the Leased Premises, and to install necessary equipment on the Leased Premises to generate electric energy for sale to a third party purchaser ("Third Party Purchaser"). North American may also (i) transport and sell Landfill Gas to third parties and/or (ii) produce steam, hot water, or other energy resources ("Other Energy Resources") to be offered for sale to third parties using Landfill Gas from the Landfill as a fuel.

THEREFORE, in consideration of the mutual Agreements contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, Charlotte County and North American agree as follows:

ARTICLE 1
DEFINTIONS

BRITISH THERMAL UNIT (BTU) – the amount of heat required to raise the temperature of one pound of water one (1) degree Fahrenheit at sixty (60) degrees Fahrenheit.

CARBON CREDIT – An environmental credit created by landfill gas capture. A carbon credit represents one metric ton reduction of CO_2-e emissions. Carbon Credit shall mean all the environmental allowances associated with the County's Collection System

CARBON DIOXIDE EQUIVALENT (CO_2-e) – The standard metric used to compare the global warming potential of greenhouse gases. The metric normalizes the emission of greenhouse gases – such as methane and nitrous oxide – into equivalent emissions of carbon dioxide (CO_2)

COMMERCIAL OPERATION DATE – The date on which North American begins to sell electrical energy, gas, steam, hot water, or Other Energy Resources to a third party

ENVIRONMENTAL CREDIT – A general term that refers to two types of transactions - renewable energy credit and carbon credit.

GAS CONTROL AND COLLECTION SYSTEM ("Collection System")– The facility used to control the emissions of landfill gas and to collect the gas for beneficial use as described in article 6. This does not include the landfill itself.

INTERCONNECTING UTILITY – The utility company whose system that North American connects to for the sale and distribution of electricity.

LANDFILL – Zemel Road Landfill located 12 miles south of the City of Punta Gorda off of U.S. 41(Tamiami Trail) with a disposal area encompassing 108 acres and includes the leachate treatment plant

LANDFILL GAS – Biomass fuel created from the decomposition in landfill containing, among other things, methane (CH_4)and carbon dioxide (CO_2).

POINT OF DELIVERY – The interconnection between the Collection System and the Renewable Energy Facility.

RENEWABLE ENERGY CREDIT (REC) – An environmental credit created by the purchase of one megawatt-hour of electricity from renewable sources of energy. RECs shall mean all the environmental attributes and emission allowances associated with North American's Energy Facility.

RENEWABLE ENERGY FACILITY ("ENERGY FACILITY")– The facility used to convert landfill gas into electricity as described in Article 5.

ARTICLE 2
NORTH AMERICAN OBLIGATIONS

2.1 Purchase Obligation. North American agrees to purchase all existing and future Landfill Gas that is collected by the County during the term of this Agreement. North American shall be solely responsible for the processing of Landfill Gas for the generation of electricity or sale of Landfill Gas to a Third Party.

2.2 Energy Facility. North American shall at its own expense design, construct, operate, and maintain the Energy Facility on property located at the Landfill site and

includes the connection of the Energy Facility to the leachate treatment plant. The Energy Facility shall be constructed and operational within 18 months of the effective date of this Agreement. North American shall operate North American's Facilities in a prudent, lawful, and commercially reasonable manner in accordance with the terms of this Agreement.

2.3 Non-Interference. North American shall conduct its activities under this Agreement in such a manner as not to interfere with the County's operation and use of the Landfill.

2.4 Collection System Design and Construction. North American shall at its own expense design and construct the Collection System on property located at the Landfill site. The Collection System shall be constructed and operational within 18 months of the effective date of this Agreement. This shall include the necessary equipment for monitoring the gas collection including, but not limited to, one GEM Model 200 landfill gas analyzer as manufactured by Landtec. The total expenditure under this Subsection 2.4 is limited to one million one hundred thousand ($1,100,000) dollars. North American shall be responsible for the design and construction of the initial Collection System and the County shall be responsible for all subsequent additions to the Collection System, including its design and construction subject to subsection 6.3.

2.5 County Approval. North American will involve the County during the design and construction phase of the Collection System and the Energy Facility. The County shall review and approve the designs. If the County retains the services of an outside consultant, North American will reimburse the County for the expenses not to exceed $7,500. The County shall be included in all preconstruction and construction meetings.

2.6 Condensate Disposal. In the event that the County incurs additional handling, processing, or disposal costs as a result of the presence of condensate in the Landfill leachate, other than costs attributable solely to increased volumes, North American shall reimburse Charlotte County for such increased costs and the same shall be added to the compensation payable to Charlotte County under Article 4 of this Agreement.

2.7 Noise Levels. The noise levels produced by North American's Facilities shall not cause a nuisance to the Charlotte County's Gate House or surrounding community, nor shall such noise exceed, at the boundaries of the Landfill any standard imposed by statute, regulation, or the common law, as presently in effect and as may be amended or supplemented throughout the term of this Agreement. North American shall attenuate sound from North American's Facilities which interferes with Charlotte County's operations at the weight station/business office.

2.8 Interconnection Costs. North American's Facilities include the interconnection facilities required to connect the generating plant to Florida Power and Light Company's distribution system. To the extent that the initial cost of the interconnection facilities (all costs associated with those facilities from North American's station power transformer up to the distribution line, including all costs of interconnection charged by Florida Power and Light) exceeds four hundred fifty thousand ($450,000) dollars, North American may deduct the overage amount from the monthly payments made to the County.

2.9 Wellfield Balance. At no cost to the County and at its election, North American shall balance the wellfield as directed by the County to assure the maximum methane volumes are collected while assuring that gas migration control meets all local, state, and Federal guidelines.

ARTICLE 3
COUNTY OBLIGATIONS

3.1 Sales Obligation. County agrees to sell all existing and future Landfill Gas that it collects to North American during the term of this Agreement.

3.2 Collection System. County shall operate and maintain the Collection System on property located at the Landfill site.

3.3 Delivery Obligation. County shall not temporarily or permanently divert Landfill Gas from the Energy Facility without notifying and obtaining North American's approval, which shall not be unreasonably withheld or delayed. North American's approval shall not be necessary if the diversion is the result of regulatory changes caused by a governmental authority other than the Board of County Commissioners or due to operational interruption of the Energy Facility.

3.4 Landfill Gas Metering. County shall conduct tests to verify the accuracy of Point of Delivery Gas Metering Equipment and such tests shall be performed by the manufacturer of the equipment or a mutually agreed upon technician at least once each year and the result of each test shall continue to be used until the results of a subsequent test are known. The County shall give North American reasonable advance notice of any such test so that North American may have a representative present.

3.5 Condensate Return. Without cost to North American, Charlotte County agrees to accept into its leachate collection system all condensate produced from processing Landfill Gas at North American's Energy Facility, provided that no special handling or additional treatment will be required beyond what is required for leachate generated from the Landfill. Such condensate shall not contain any substances in quantities or concentrations that would cause Charlotte County to violate applicable permits, permit limits, laws, or regulations.

ARTICLE 4
PRICE, BILLING, AND PAYMENT

4.1 Purchase Price. Beginning one year after the Commercial Operation Date, Purchaser shall pay to County twenty-four percent (24%) of its Gross Revenue received from third parties for the sale of capacity and energy.

For the purposes of this Section, "Gross Revenue" is equal to the total dollar payments received by Purchaser from Third Party Purchasers of (i) electric energy and capacity, (ii) Landfill Gas, and (iii) Renewable Energy Credits excluding amounts billed for energy sold to County (if any); however, "Gross Revenues" does not include tax credits or revenues from the sale of any machinery, parts, or other materials or inventory.

4.2 Carbon Credits. Beginning on the Commercial Operation Date, County shall retain eighty percent (80%) of Revenue from the sale of Carbon Credits and any other environmental credits that may be created during the term of this Agreement. At the

County's request, North American will work with the County to sell the Carbon Credits to third parties.

4.3 Price Adjustments.

a. Hydrogen Sulfide. North American's operating and maintenance costs will increase as hydrogen sulfide levels increase. To the extent that hydrogen sulfide levels exceed the levels defined in Subsection 7.1 b, the percentage in paragraph 4.1a shall be reduced as follows.

Hydrogen Sulfide Content	Reduction
401 – 1000 parts per million	2%
1001 – 1600 parts per million	3%
1601 and above part per million	5%

4.4 Billing and Payment. North American shall pay County following the process in this Section.

a. Billing. On or before the fifth business day of the month following the month in which the energy was delivered, County shall supply the meter readings for gas delivered the previous month. North American shall prepare and deliver to County an invoice for the amounts due and owing to County under the terms of this Agreement monthly, on a calendar month basis, on or before the fifteenth (15th) day of the succeeding month. The invoice shall have affixed a copy of supporting data showing the determination of the Purchase Price payable under Paragraph 4.1, including the calculation of Gross Revenues for the preceding calendar month.

b. Payment. Invoices are due and payable within fifteen (15) days of the date of the invoice. If an invoice remains unpaid for forty-five (45) days or more at any time during the term of this Agreement, or if North American fails to deliver an invoice (meeting the requirements of Paragraph 4.4a above) for a period of sixty (60) days or more at any time during the term of this Agreement after Purchaser's Facilities reach Commercial Operation, then notwithstanding any other provision of this Agreement, County may terminate this Agreement by delivering notice of termination to Purchaser.

c. Errors in Billing. If either party shall find at any time after the date of any payment hereunder that there has been an overcharge or undercharge, the party finding the error shall promptly notify the other party in writing. In the event of an undercharge, North American shall pay the amount due within thirty (30) days of the date of the receipt of notice of error. In the event of an overcharge, County shall refund the overpayment to Purchaser within thirty (30) days of the date of receipt of the notice of error.

d. Interest. Interest shall accrue on any amount not paid on or before the due date therefore, at a rate equal to one percent (1%) plus the prime rate as posted on the Wall Street Journal web site (http://online.wsj.com/public/us) on the date of the invoice.

e. Records. Each party shall have the right, at its sole expense during normal business hours, to examine the other party's records to the extent necessary to verify the accuracy of any statement, change, notice, or computation made hereunder. Without limiting the generality of the foregoing, each party shall provide to the other party copies of any requested records related to the subject matter of this Agreement,

subject to the payment of reasonable costs for locating, copying, and mailing such records.

ARTICLE 5
TAX CREDITS AND LIABILITIES

5.1 Tax Credits. All Internal Revenue Code Section 45 tax credits and all other tax credits or any other similar state, federal or local credits or deductions arising from the generation and sale of electricity using Landfill Gas as a fuel shall be the property of North American.

5.2 Liability for Taxes. Charlotte County shall pay all taxes and assessments imposed on Charlotte County with respect to the sale of Landfill Gas and the ownership and operation of the Landfill, Charlotte County's Facilities and associated equipment, including all applicable employment related taxes. North American shall pay all taxes and assessments imposed upon North American with respect to the purchase of Landfill Gas, the operation of the Leased Premises, and the ownership and operation of North American's Facilities and associated equipment, including all applicable employment related taxes. Neither Party shall be responsible or liable for any taxes, or any other statutory charges levied or assessed against or with respect to any of the facilities, assets, employees, or operations of the other Party used or employed for the purpose of carrying out the provisions of this Agreement.

ARTICLE 6
FACILITIES AND OPERATIONS

6.1 County's Facilities.

a. Landfill. The County expressly reserves unto itself, its successors and assigns, the right to operate the Landfill and in such manner as the County, in its sole discretion, deems reasonable. In no event shall North American be deemed an owner, operator, or person in control of any of the Landfill or any other property or equipment of the County. The County shall be solely responsible for maintaining the Landfill, including all environmental issues related thereto.

b. Collection System Charlotte County shall bear the expense of and shall have the duty to maintain and operate the facilities specified in this Section 6.1 The Collection System shall consist of all equipment that is required to control and collect the Landfill Gas and to deliver such Landfill Gas to the Point of Delivery. The Collection System shall at a minimum consist of:

1. Landfill Gas wells; vertical and horizontal wells as required to assure a range of collection efficiencies that are usual and customary in the industry;

2. Landfill Gas header and pipeline system;

3. Landfill Gas blowers to provide a minimum pressure of 10 pounds per square inch, gauge (psig) as measured at the compressor system outlet of water column,

4. Landfill Gas flare(s);

5. Landfill Gas condensate return equipment and piping;

6. Landfill Gas delivery equipment, including knock out tanks, valves, and piping; and

7. Landfill Gas metering equipment to measure Landfill Gas flow, flare flow, and percent methane. At or near the Point of Delivery, Charlotte County shall install, and shall operate and maintain in accurate working order, metering devices mutually acceptable to the Parties, for the measurement and calculation of MMBTUs in the Landfill Gas delivered hereunder ("Point of Delivery Gas Metering Equipment"). North American shall have access to observe the Point of Delivery Gas Metering Equipment at all reasonable times, but readings, calibrations, and adjustments thereof shall be made only by Charlotte County.

6.2 North American's Facilities. At no cost to Charlotte County, North American shall construct, operate, and maintain, at the Leased Premises, all facilities necessary to enable North American to accept delivery of Landfill Gas from Charlotte County at the Point of Delivery and (i) to transport and sell Landfill Gas to third parties, and/or (ii) to generate electrical energy, steam, hot water or other energy resources for sale to a third party. North American shall be responsible for the expense of and duty to maintain and operate North American's Facilities. North American's Facilities shall include, without limitation:

a. a pipeline suitable to receive Landfill Gas at the Point of Delivery and convey the Landfill Gas to North American's electrical generating or gas transportation equipment;

b. a building as required to house the applicable equipment;

c. necessary or appropriate site improvements such as fence, lighting, driveway, etc.;

d. electrical equipment necessary to interconnect its equipment to transmission lines operated by a third party North American of electrical power from North American ("Third Party North American") and to meter such power;

e. a pipeline to return condensate/leachate to Charlotte County's facilities;

f. all utilities associated with the above;

g. Metering equipment to measure nitrogen, oxygen, and any other parameter of the Landfill Gas, as necessary or appropriate for operation of the North American's electrical generating equipment.

At all times during the term hereof, North American's Facilities shall be designed, constructed, and operated by North American in substantial compliance with all applicable laws, regulations, and permits.

6.3 Facility Expansion.

a. For the purpose of planning timely additions to the North American's Facilities, Charlotte County and North American shall meet from time to time to determine when additional Landfill Gas flow may become available.

b. The County has no obligation to fund expansion of the Collection System except as is required by law. North American at its option may fund expansions to the Collection System.

ARTICLE 7
GAS QUALITY

7.1 Gas Quality Standards. Landfill Gas required to be purchased by North American shall meet or exceed the quality standards set forth in this Article. In the event that Landfill Gas is delivered to North American which does not meet the quality standards set forth in this Article, North American shall first (i) request that Charlotte County use reasonable commercial efforts to improve the gas quality, and then (ii) if the quality does not achieve the quality standards of this Article in a reasonable period, may either reject or keep consuming the Landfill Gas. In the event that North American elects to accept Landfill Gas at the Point of Delivery that does not meet one or more of the quality standards set forth in this Article, North American shall continue to compensate Charlotte County as shown in Subsections 4.1 and 4.2.

Minimum quality specifications for all Landfill Gas delivered to North American at the Point of Delivery are determined as follows:

a. Heating Value. Landfill Gas delivered hereunder will have an average heating value of no less than four hundred eighty (480) British Thermal Units ("BTU") per cubic foot at a temperature of sixty (60) degrees Fahrenheit and a pressure of 14.73 pounds per square inch absolute ("PSIA"). The heating value of the components found in Landfill Gas shall have the values as defined by the American Gas Association ("AGA") Report No. 3, printed as ANSI-API 2530.

b. Hydrogen Sulfide Content. The Landfill Gas delivered hereunder will contain a maximum of four hundred (400 ppm) parts per million of hydrogen sulfide. In the event Landfill Gas delivered hereunder has a hydrogen sulfide content of more than four (400 ppm) parts per million, North American shall have the right to refuse to accept such Landfill Gas or can accept the Landfill Gas at a reduced price as shown in Subsection 4.3.

c. Delivery Pressure. Landfill Gas delivery pressure shall be a minimum of 10 psig at the outlet of the compressor system.

d. Methane Content. Landfill Gas shall have a methane heating value equal to or greater than 480 BTU per standard cubic foot; and

e. Other Contents. Landfill Gas shall have not more than ten (10%) percent nitrogen content, nor more than two percent (2%) oxygen content. Charlotte County shall be responsible for measurement of nitrogen and oxygen in the gas.

7.2 Disclaimer of Warranties. Charlotte County makes no warranties as to the quality or quantity of the Landfill Gas delivered to North American hereunder. THE PARTIES AGREE THAT THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARE EXCLUDED FROM THIS TRANSACTION AND DO NOT APPLY TO THE LANDFILL GAS SOLD AND PURCHASED HEREUNDER.

ARTICLE 8
AUTHORITY AND PERMITS

8.1 Permits; Authorizations. Charlotte County and North American each, at their respective expense, shall obtain and maintain all permits, authorizations, easements,

rights of way, and consents of third parties required for the performance of their respective obligations hereunder and necessary for the balancing of the Collection System (if any) and each party's respective Facilities. By executing this Agreement, each party represents, warrants, and covenants to the other that it currently has, and/or will at all relevant times have, all such permits, authorizations, easements, rights of way, and consents.

a. North American shall obtain and maintain throughout the term of this Agreement the permits required (if any) for installation and operation of North American's Facilities from the controlling governmental agencies and shall perform and pay for all testing related to the maintenance and renewal of those permits. North American shall prepare and deliver to the County all documents necessary to obtain permits required (if any) for the Collection System and Landfill Gas Flares.

b. Charlotte County shall obtain and maintain throughout the term of this Agreement all the permits required for installation and operation of the Landfill, and other Charlotte County's Facilities, and shall perform and pay for all testing related to maintenance and renewal of those permits.

c. Each party shall provide the other with a copy of all relevant permits, notices of violations, notices of regulator inspections, and authorizations obtained promptly upon receipt thereof. Charlotte County and North American shall cooperate with each other in the acquisition of all such permits and authorizations, except that such cooperation shall not include any obligation to incur expenses or expend funds on the other party's behalf. In no event shall Charlotte County be deemed an owner, operator, or person in control of any of North American's Facilities or any other property or equipment of North American.

8.2 Mutual Assistance. Upon request, the parties hereto shall use reasonable efforts to support and assist one another in the acquisition of any permit or authorization required for any activity necessary to carry out the transactions contemplated by this Agreement. Such support shall include, subject to Subsection 8.1(c) above, participation in regulatory proceedings and provision of information concerning each party's operations.

ARTICLE 9
TERM AND RIGHT TO TERMINATE

9.1 Term. This Agreement shall become effective on the date first written above and shall continue in effect for an initial term of Twenty (20) years from the Commercial Operation date. Thereafter, the term of this Agreement shall be automatically extended for successive terms of two (2) years, provided that either party may terminate this Agreement, with or without cause, by notice to the other party received no later than one hundred eighty (180) days before the end of the initial term or any successive term hereof.

9.2 Right to Terminate. In addition to the right of termination described in Section 9.1, either party may terminate this Agreement by written notice to the other party upon the occurrence of any of the following events:

a. The initiation of an involuntary proceeding against either party under the bankruptcy or insolvency laws, which involuntary proceeding remains un-dismissed for

one hundred twenty (120) consecutive days, or in the event of the initiation by a party of a voluntary proceeding under the bankruptcy or insolvency laws; or

b. If either party fails to perform any material obligation hereunder, and fails to cure such failure to perform within ninety (90) days after receipt of the other parties notice of such failure of performance, or if such cure cannot be completed in ninety (90) days, and that party fails to promptly and continuously initiate and implement such cure in a prompt and commercially reasonable fashion, but in no event later than one hundred fifty (150) days after receipt of notice, then this Agreement shall terminate one hundred fifty (150) days after receipt of said notice. Upon such termination neither party shall have any further obligation or liability to the other under this Agreement, except for any compensation remaining payable to Charlotte County.

c. In calculating any of the foregoing time periods in Subsections a. and b., the time during which a Force Majeure is in effect shall not be included.

ARTICLE 10
OPTIONS TO PURCHASE

10.1 Option to Purchase. County shall have the option to purchase all of North American's Facilities as defined in Subsection 6.2, and all electric generating additions thereto, beginning at the end of the tenth (10th) year after the Commercial Operation Date. The purchase price shall be negotiated at the time the County elects to exercise its option. Charlotte County shall provide written notice to North American 180 days in advance of its anticipated closing date. Within sixty (60) days thereafter, North American shall provide its financial records and projection for the project's operation to support the calculation of the purchase price.

10.2 First Right of Refusal. In the event North American chooses to sell its facilities, the County shall have the right of first refusal.

ARTICLE 11
FORCE MAJEURE

Notwithstanding any other rights or obligations set forth herein, Force Majeure shall apply and excuse performance, other than the obligation to pay money, if any party is prevented from or delayed in performing its duties under this Agreement, in whole or in part, by circumstances beyond its control, whether or not foreseeable, including, without limitation, fires, typhoons, hurricanes, severe weather, floods, volcanic eruption, pandemics, quarantines, war, civil disturbances, acts of terrorism, labor disputes, acts of God, or significant threats of such circumstances, or any future laws, rules, regulations, orders, or acts of any local, state, federal, or provincial government ("Force Majeure"). In the event of Force Majeure, then the affected party shall be excused from performance hereunder during the period of such disability, provided that the party claiming Force Majeure promptly notifies the other party of the existence of the Force Majeure event, and undertakes reasonable and practicable measures to mitigate the delay, or effects thereof, occasioned by the Force Majeure event. Force Majeure shall not include (i) increases in the costs associated with the construction or operation of either party's facilities, (ii) change in market conditions which make uneconomic the operation of either party's facilities or the purchase and sale of Landfill Gas in accordance with the terms of this Agreement, or (iii) loss, reduction, or elimination of tax

credits. The party claiming Force Majeure shall promptly notify the other party when the Force Majeure condition has terminated.

ARTICLE 12
INDEMNIFICATION

12.1 Each party shall defend, indemnify and hold the other party, its directors, officers, trustees, partners, shareholders, employees, agents, representatives, co-venturers, contractors, and servants, harmless from and against any and all claims, penalties, demands, actions, proceedings, liabilities or losses of whatsoever nature, including reasonable attorneys' fees, for injury or death to person(s) or for damage or loss to or of property to the extent arising out of or caused by: (i) a breach of this Agreement or the Site Lease by the indemnifying party; or (ii) the indemnifying party's intentional misconduct or negligent actions or omissions; or (iii) a breach of a statutory or regulatory obligation by the indemnifying party. In no event shall either party be liable to the other for loss of anticipated profits or consequential, special, or punitive damages. Nothing contained herein shall constitute a waiver of sovereign immunity protections under section 768.28 Florida Statutes.

ARTICLE 13
EXTENT OF AGREEMENT / SEVERABILITY / MODIFICATION

13.1 Extent of Agreement. This Agreement represents the entire and integrated agreement between the County and North American and supersedes all prior negotiations, representations or agreement, either written or oral.

13.2 Severability. In the event any provision of this Agreement shall be held invalid and unenforceable, the remaining provisions shall be valid and binding upon the parties. One or more waivers by either party of any breach of any provision, term, condition or covenant shall not be construed by the other party as a waiver of any subsequent breach.

13.3. Modification. No modification, amendment or alteration in the terms or conditions contained herein shall be effective unless contained in a written document executed by both parties.

ARTICLE 14
INSURANCE

14.1 North American's Insurance Requirements. At all times during the term of this Agreement, North American shall maintain the following insurance coverage with an insurance company reasonably acceptable to Charlotte County:

a. Worker's Compensation Insurance, covering liability under applicable Worker's Compensation law, at the statutory coverage levels, including employer's liability insurance in required minimum amounts; and

b. Comprehensive General Liability and property damage insurance having a combined single limit of not less than $5,000,000 for death or injury to any person(s) or for property damage as a result of or in connection with North American's operation of its facilities required for the performance of its obligations hereunder.

c. Business Auto Policy having a minimum limit of $1,000,000 Per Occurrence Combined Single Limit for Bodily Injury Liability and Property Damage Liability. This shall include owned vehicles, hired and non-owned vehicles and employee non-ownership.

14.2 Charlotte County's Insurance Requirements. At all times during the term of this Agreement, Charlotte County shall maintain insurance coverage for local governments as required by Florida Statute.

a. Worker's compensation insurance, covering liability under applicable worker's compensation law, at the statutory coverage levels, including employer's liability insurance in an amount not less than $1,000,000 for each accident; and

b. Comprehensive general liability and property damage insurance in a combined single limit of not less than $5,000,000 for death and injury to any person(s) or for property damage as a result of any one occurrence which may arise out of or in connection with Charlotte County's operation of its facilities required for the performance of its obligations hereunder.

c. Business Auto Policy having a minimum limit of $1,000,000 Per Occurrence Combined Single Limit for Bodily Injury Liability and Property Damage Liability. This shall include owned vehicles, hired and non-owned vehicles and employee non-ownership.

14.3 Certificates of Insurance. Upon request, each party hereto shall provide to the other party certificates of insurance to evidence that the required insurance coverage is in effect at all times during the term hereof. North American shall name the County as an additional insured party and shall provide for thirty (30) days' written notice to the other party in advance of any termination or material change in coverage, and such policies shall contain a waiver of subrogation rights.

ARTICLE 15
DAMAGES

15.1 Liquidated Damages. North American's failure to complete the construction of the Collection System shall entitle the COUNTY "Liquidated Damages" per calendar day of delay as detailed below:

Milestone and Description	Daily Amount of Liquidated Damages
Substantial Completion of Collection System	$1,000.00
Substantial Completion of Energy Facilities	$200.00

15.2 Actual Damages. Any activities by North American that interfere with the operation of the landfill or damage any County facilities shall be compensated by actual damages.

ARTICLE 16
INDEPENDENT CONTRACTOR STATUS

North American is an independent contractor and is not an employee, servant, agent, partner or joint venturer of the County.

Neither the County nor any of its employees shall have any control over the conduct of North American or any of North American's employees, except as herein set forth, and

North American expressly warrants not to represent at any time or in any manner that North American or any of North American's agents, servants or employees are in any manner agents, servants or employees of the County. It is understood and agreed that North American is, and shall at all times remain as to the County, a wholly independent contractor and that North American's obligations to the County are solely as prescribed by this Agreement.

ARTICLE 17
AUDIT REQUIREMENTS

North American shall maintain books, records, documents, and other evidence directly pertaining to or connected with the services under this Agreement which shall be available and accessible at North American's offices for the purpose of inspection, audit, and copying during normal business hours by the County, or any of its authorized representatives. Such records shall be retained for a minimum of three (3) years after completion of the services. Prior to destruction of any records, the North American shall notify the County and deliver to the County any records the County requests. North American shall require all subcontractors to comply with the provisions of this paragraph by insertion of the requirements hereof in a written contract agreement between North American and the subcontractor.

ARTICLE 18
MISCELLANEOUS

18.1 Assignment. Neither party may assign, transfer, or delegate any of its rights, liabilities, or obligations under this Agreement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld. North American may assign this Agreement to a Bank or other financial institution as a collateral assignment securing project financing.

18.2 Notices. Any notice, request, demand, statement and/or payment provided for herein shall be in writing and, except as otherwise provided herein, shall be sent to the Parties hereto at the following addresses:

North American:
North American Natural Resources, Southeast, L.L.C.
Name: Attention: Robert C. Evans
Address: 4121 Okemos Road - Suite 17
Okemos, Michigan 48864

COUNTY:
Purchasing Department
Name: Director of Purchasing
Address: 18500 Murdock Circle, Ste. 344
Port Charlotte, FL 33948
Copy to Environmental and Extension Services Department
25550 Harbor View Road, Suite #2
Port Charlotte, FL 33980

All payments, not made by electronic methods, by the Parties shall be sent to the applicable address shown above.

Such notices, etc., shall be deemed to have been given and received when personally delivered or upon receipt as evidenced by a U.S. Postal Service Receipt for Certified Mail or by facsimile or by evidence of delivery by a private express mail

service. Either party may change the address to which communications or payments are to be made by written notice to the other party as set forth above.

18.3 Integration and Amendments. This Agreement is intended by both parties as the expression of their agreement with respect to the subject matter and supersedes all previous understandings, agreements, commitments, proposals, or communications, whether written or oral. This Agreement may be modified only by a written amendment executed by both parties.

18.4 No Waiver. No waiver of any obligation, liability, or breach under this Agreement shall be effective unless it is set forth in a writing signed by the party making the waiver. The waiver by either North American or Charlotte County of any failure on the part of the other party to perform any of its obligations under this Agreement shall not be construed as a waiver of any future or continuing failure or failures, whether similar or dissimilar thereto.

18.5 Choice of Law. This Agreement and any provisions contained herein shall be interpreted under the laws of the State of Florida applicable to contracts made and to be performed entirely within the State of Florida without regard to principles of conflict of law.

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IN WITNESS WHEREOF, the parties hereto have caused the execution of these premises as of the date and year first above written.

North American Natural Resources – Southeast, LLC

By: [signature]
Robert C. Evans, Member-Manager

Date: 7.28.08

WITNESSES:

Signed By: [signature]

Print Name: Timothy J Lawson

Date: 7/28/08

Signed By: Bette Marvin

Print Name: Bette Marvin

Date: 7.28.08

BOARD OF COUNTY COMMISSIONERS OF CHARLOTTE COUNTY, FLORIDA

By: [signature]
Thomas C. D'Aprile , Chairman

Date: July 22, 2008

ATTEST:
Barbara T. Scott, Clerk of Circuit Court and Ex-officio Clerk to the Board of County Commissioners

By: Anne L. Faller
Deputy Clerk

APPROVED AS TO FORM AND LEGAL SUFFICIENCY

By: Janette S. Knowlton
Janette S. Knowlton, County Attorney
LR 08-295 KCJ

Exhibits

Exhibit A – Site Lease